Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 2 to the Schedule 13D originally filed on October 26, 2009 (including additional amendments thereto) with respect to the Class A Common Stock of Fremont Michigan InsuraCorp, Inc..  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 4, 2010	/s/ Sardar Biglari
SARDAR BIGLARI

BIGLARI HOLDINGS INC.

By:	/s/ Sardar Biglari
Sardar Biglari, Chairman and Chief Executive Officer